Exhibit 10.1


                2008 EXECUTIVE AND SENIOR MANAGEMENT PAYMENT PLAN
                                       OF
                             ADEPT TECHNOLOGY, INC.


SECTION 1. PURPOSE

     The purpose of this discretionary Executive and Senior Management Payment Plan (the "Plan") is to motivate and reward certain eligible executives and senior managers of Adept Technology, Inc., a Delaware corporation (the "Company") in order to improve the Company's profitability and revenues of the Company. The Company's goal is to grow its revenues while maintaining control over operational spending and improving gross margin which will generate a positive cash flow and operating profit. This profitability will allow the Company to sustain company investments in both product development and sales and marketing infrastructure and finance organization for operating as a public company, while supporting a positive improvement in market capitalization and share value.

     The Plan is also designed to increase the stock holdings of the Company's executive officers and senior managers in order to further align their interests with those of the stockholders of the Company.

SECTION 2. COVERED INDIVIDUALS

     The persons serving as the Company's (a) Chief Executive Officer, (b) President and Chief Operating Officer, (c) Chief Financial Officer, (d) Vice President, Business Development, (e) Chief Technical Officer, (f) Vice President, Worldwide Sales, and (g) any individual appointed by the Board of Directors of the Company (the "Board") to an executive officer or senior management position of the Company (each a "Covered Individual") will be eligible, at the discretion of the Compensation Committee of the Board (the "Committee"), to receive bonus payments hereunder.

SECTION 3. THE COMMITTEE

     (a) The Plan shall be administered by the Committee. The Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan.


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     (b)  Without limiting the foregoing, and subject to the express provisions and limitations set forth in the Plan, the Committee will be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation, the following:

          (i) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

          (ii) to determine which Covered Individuals are eligible to be paid bonuses under the Plan and to which of such individuals, if any, bonus payments hereunder are actually paid;

          (iii) to verify the Company's satisfaction of performance goals or other conditions applicable to the payment of bonuses under the Plan;

          (iv) to determine whether, and the extent to which, any bonus adjustment may be required pursuant to Section 4(d);

          (v) to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any bonus opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

          (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) All decisions, determinations and interpretations by the Committee regarding the Plan will be final and binding on all Covered Individuals who are participants under the Plan. The Committee will consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Covered Individual or other person claiming any benefits under the Plan may contest a decision or action by the Committee with respect to such person or an actual or potential bonus under the Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action will be limited to determining whether the Committee's decision or action was arbitrary or capricious or was unlawful.

SECTION 4. BONUS AWARDS

     (a) Bonus Formula. Bonuses paid under the Plan to any Covered Individual selected to participate in the Plan for any Performance Period (as defined below), with the exception of the Vice President, Worldwide Sales, will be based on the audited consolidated operating profit and revenues of the Company for the Performance Period. For purposes of the Plan, the term "Performance Period" means the twelve consecutive month period which coincides with the Company's 2008 fiscal year, or such other period as the Committee may determine.


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     (b)  Bonus Formula for Vice President, Worldwide Sales. Bonuses paid under the Plan to the Vice President, Worldwide Sales, will be based solely on the audited consolidated revenues of the Company for each of the four fiscal quarters of the Company during the Performance Period.

     (c) Review of Audited Financial Statements and Approval by the Committee. As soon as reasonably practicable following the conclusion of the Performance Period and prior to the payment of any bonus under the Plan pursuant to Section 5(a), the Committee will review the audited consolidated financial statements of the Company in order to determine whether bonus payments should be awarded pursuant to Section 5(a) to each Covered Individual selected to participate in the Plan. Prior to the payment of any bonus under the Plan, including a quarterly bonus pursuant to Section 5(b), the Committee will approve, in writing, the proposed bonus payment to be awarded to each Covered Individual selected to participate in the Plan for the Performance Period. No bonus payment will be paid unless and until the Committee approves such bonus in writing.

     (d) Committee Discretion to Reduce Bonus Payment. In fulfilling its duties under Section 4(c), the Committee shall review Schedule A hereto, which sets forth the number of shares of Restricted Stock that each Covered Individual, other than the Vice President, Worldwide Sales, may receive as a bonus for the Performance Period and shall consider the bonus provisions set forth in Section 5(b) related to the Vice President, Worldwide Sales. Notwithstanding the foregoing, the Committee retains sole and absolute discretion to reduce the amount of or eliminate any bonus otherwise payable to a Covered Individual under the Plan and the Committee may, but shall not be required to, consult the Chief Executive Officer regarding any reduction in the bonus payable under this Plan. In determining the amount of any reduced bonus, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised bonus amount. The reduction of the amount of any bonus payable to a Covered Individual with respect to a Performance Period shall not permit an increase in the amount of the bonus payable to any other Covered Individual for such Performance Period.

SECTION 5. PAYMENT OF BONUS

     (a) Payments in Restricted Stock. Bonuses awarded to Covered Individuals under the Plan, other than the Vice President, Worldwide Sales, shall be in the form of restricted stock ("Restricted Stock") pursuant to the Company's 2005 Equity Incentive Plan, as amended (the "2005 Stock Plan"). Schedule A hereto sets forth the number of shares of Restricted Stock that each Covered Individual, other than the Vice President, Worldwide Sales, may receive as a bonus for the Performance Period. On the Payment Date (as defined below), the Covered Individuals subject to this Section 5(a) shall receive grants of Restricted Stock in an amount equal to that approved by the Committee in accordance with Section 4(c) and such Restricted Stock shall vest as to 1/24th on each monthly anniversary of the Payment Date.

     (b) Payments in Cash to the Vice President, Worldwide Sales. Any bonus payable to the Vice President, Worldwide Sales, shall be in the form of cash. The Vice President, Worldwide Sales shall be entitled to a cash bonus on a quarterly basis in accordance with Schedule B hereto which provides for a sliding scale commission payable based on the Company's audited consolidated revenues.


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     (c)  Payment Date. The Company intends to make any bonus payable under
Section 5(a) of this Plan on or around September 30, 2008, or any administratively reasonable period of time thereafter. In no event shall such bonus payment, if any, be delayed beyond December 31, 2008. The Company intends to make any quarterly bonuses payable under Section 5(b) of this Plan within 60 days of the end of the applicable fiscal quarter, or any administratively reasonable period of time thereafter. In no event shall such bonus payment, if any, be delayed beyond 90 days of the end of the applicable fiscal quarter in the Performance Period. Each such payment shall be a "Payment Date" under the Plan.

     (d) Continuous Employment. The payment of a bonus under Section 5(a) of this Plan requires that the Covered Individual be an employee of the Company or its subsidiaries as of the last day of the Performance Period. The payment of a bonus under Section 5(b) of this Plan requires that the Vice President, Worldwide Sales, be an employee of the Company or its subsidiaries as of the last day of the applicable fiscal quarter in the Performance Period. The Committee may make exceptions to these requirements in the case of retirement, death or disability, as determined by the Committee.

SECTION 6. AMENDMENT AND TERMINATION

     The Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan, including in order to reduce the amount of any Covered Individual's bonus payments at any time, for any or no reason.

SECTION 7. TAX WITHHOLDING

     The Company will have the right to make all payments or distributions pursuant to the Plan to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant will fail to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

SECTION 8. EFFECTIVE DATE

     This Plan was adopted by the Board on October 4, 2007 (the "Effective Date"). No bonuses will be paid under the Plan prior to the Effective Date.


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SECTION 9. SEVERABILITY

     If any provision of the Plan will be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision will (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan will be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under the Plan.

SECTION 10. NON-ASSIGNABILITY

     Unless the Committee expressly states otherwise, no participant in the Plan may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus opportunity or amounts determined by the Committee to be payable under the Plan, until such amounts (if any) are actually paid.

SECTION 11. NON-EXCLUSIVITY OF PLAN

     The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

SECTION 12. EMPLOYMENT AT WILL

     Neither the Plan, selection of a person as a Covered Individual eligible to be paid bonuses under the Plan nor the payment of any bonus to any participant under the Plan nor any action by the Company or the Committee will be held or construed to confer upon any person any right to be continued in the employ of the Company or its subsidiaries. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

SECTION 13. NO VESTED INTEREST OR RIGHT

     At no time before the actual payout of a bonus to any participant under the Plan will any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

SECTION 14. GOVERNING LAW

     The Plan and any agreements and documents hereunder will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law. The Committee may provide that any dispute concerning the Plan will be presented and determined in such forum as the Committee may specify, including through binding arbitration.


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SECTION 15. SECTION 409A

     To the extent applicable, it is intended that this Plan and any bonus granted hereunder comply with the requirements of Section 409A of the Internal Revenue Code, as amended and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"). Any provision that would cause the Plan or any bonus granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.